THIS SECURED PROMISSORY NOTE (THE “NOTE”) HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE. THIS NOTE IS SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL IN FORM, SUBSTANCE AND SCOPE REASONABLY SATISFACTORY TO THE MAKER, THAT REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS SOLD PURSUANT TO RULE 144 UNDER THE SECURITIES ACT.

INSITE VISION INCORPORATED

2005 SENIOR SECURED NOTE

$[ ]	December 30, 2005

FOR VALUE RECEIVED, InSite Vision Incorporated, a Delaware corporation ( “Maker”), promises to pay to the order of ___________ (“Holder”), at ___________________, the principal sum of __________________ ($______), together with all accrued interest thereon, upon the terms and conditions specified below. This Note is secured by that certain Amended and Restated Security Agreement dated as of December 30, 2005, as the same may be amended from time to time (the “Security Agreement”).

1. Loan Proceeds. The proceeds of this Note shall be used for general corporate purposes of Maker.

2. Due Date. Unless earlier accelerated pursuant to the terms hereof, this Note shall mature and the outstanding principal balance of this Note together with all accrued and unpaid interest hereunder shall become due and payable in a lump sum on June 30, 2006 (the “Maturity Date”); provided, however, that if Maker delivers written notice to Holder at any time not less than fifteen (15) days prior to the Maturity Date stating that Maker has elected to extend the term of this Note effective as of the Maturity Date, this Note shall instead mature and the outstanding principal balance of this Note together with all accrued and unpaid interest hereunder shall become due and payable in a lump sum on December 30, 2006 (the “Extended Maturity Date”).

3.  Interest. Interest shall accrue on the unpaid balance outstanding from time to time under this Note at the rate of ten percent (10%) per annum until the Maturity Date; provided, however, that: (i) if the term of this Note is extended by Maker pursuant to Section 2 hereof, then from and after the original Maturity Date to and including the Extended Maturity Date, interest shall accrue on the unpaid balance outstanding from time to time under this Note at the rate of twelve percent (12%) per annum, and (ii) any principal amount not paid when due and, to the extent permitted by applicable law, any interest not paid when due, in each case whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (both before as well as after judgment), shall bear interest payable upon demand at a rate that is five percent (5%) per annum in excess of the rate of interest otherwise payable under this Note. All computations of interest shall be made on the basis of a year of 365 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable. Accrued and unpaid interest shall become due and payable at the maturity of this Note. In no event shall the interest rate payable on this Note exceed the maximum rate of interest permitted to be charged under applicable law. If the rate of interest payable under this Note is ever reduced as a result of the preceding sentence and at any time thereafter the maximum rate permitted by applicable law shall exceed such reduced rate of interest then provided for hereunder, then the rate provided for hereunder shall be increased to a rate not to exceed the maximum rate permitted by applicable law at such time, such that the total amount of interest received by the Holder is equal to or as nearly equal to the amount provided for in the first sentence of this paragraph as applicable law permits.

4. Payment. Payment shall be made in lawful tender of the United States and shall be applied first to the payment of all accrued and unpaid interest and then to the payment of principal. Subject to Sections 9 and 10 of this Note, prepayment of the principal balance of this Note, together with all accrued and unpaid interest on the portion of principal so prepaid, may be made in whole or in part at any time without penalty.

5. Reference Agreements. This Note is issued pursuant to the terms of that certain Subscription Agreement dated December 30, 2005 (the “Subscription Agreement”) by and between Maker and the Subscribers, as defined therein. The Subscription Agreement and the Security Agreement are collectively referred to herein as the “Reference Agreements”.

6. Covenants. Maker covenants and agrees that until this Note is paid in full it will,

A. promptly after the occurrence of an Event of Acceleration or an event, act or condition that, with notice or lapse of time or both, would constitute an Event of Acceleration, provide Holder with a certificate of the chief executive officer or chief financial officer of Maker specifying the nature of such event, act or condition and Maker’s proposed cure thereto;

B. not, without the written consent of the Holders of a majority of the then outstanding principal of all 2005 Senior Notes (the “Requisite Holders”) (i) incur any indebtedness for money borrowed, other than indebtedness (x) in an aggregate amount not to exceed $100,000 or (y) owing to a seller incurred solely for the purpose of financing the purchase price of an asset of a type customarily purchased by Maker acquired from such seller or (ii) grant, or permit to be created, any lien other than the security interests created under the Security Agreement, any security interest which would constitute a Permitted Lien (as defined in the Security Agreement) and purchase money security interests;

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C. not, without the prior written consent of the Requisite Holders, enter into directly or indirectly any transaction (including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any officer, director, employee, or stockholder holding greater than 5% of the outstanding voting securities of Maker or any affiliate or family member of any officer, director, employee or stockholder (including any amendment, modification, waiver or prepayment of a 2003 Senior Note (as defined in the Security Agreement) or any other promissory note or evidence of indebtedness), other than (i) transactions or incurrence of obligations involving payments of less than $60,000 in the aggregate, (ii) payment of salary, director’s fees, consulting fees for services rendered, bonuses or other similar compensation related to employment or consulting arrangements or service as a member of the board of directors, or any committee of the board of directors, of Maker, as reflected in the Company’s 2006 budget, a copy of which has been provided to Paramount BioCapital, Inc. (iii) reimbursement of expenses incurred on behalf of the Company, subject to satisfactory documentation, (iv) employee benefits, including stock option agreements under any stock option plan of Maker, and (v) subject to Section 6(D) below, payments with respect to Maker’s capital stock made to all holders thereof on a pro rata basis;

D. not, without the prior written consent of the Requisite Holders, directly or indirectly (i) purchase, redeem, retire or otherwise acquire for value any of its capital stock or other securities now or hereafter outstanding, return any capital to its stockholders (other than the repurchase at cost of shares of unvested or restricted stock as permitted under the Company’s stock option or stock purchase plan upon termination of employment or service), or distribute any of its assets to its stockholders or (ii) make any payment or declare any dividend on any of its capital stock or other securities; or

E. not, without the prior written consent of the Requisite Holders, change its primary line of business from that conducted by it as of the date hereof.

7. Events of Acceleration. The entire unpaid principal balance of this Note, together with all accrued and unpaid interest, shall become immediately due and payable prior to the specified due date of this Note upon the occurrence of one or more of the following events (each an “Event of Acceleration”):

A. Maker shall fail to make any payment of principal or interest due under this Note; provided that such occurrence shall not be deemed an “Event of Acceleration” unless such condition remains uncured at the end of the third (3rd) day after such payment is due, other than payments due upon maturity which shall be deemed an “Event of Acceleration” immediately upon such failure;

B. Maker shall fail to observe or perform, in any material respects, any term or provision of this Note; provided that such occurrence shall not be deemed an "Event of Acceleration" unless such condition remains uncured at the end of the fifth (5th) day after the earlier of (x) written notice from any Holder (or the Collateral Agent) of the occurrence of such default or (y) Holder’s receipt of written notice from Maker of the occurence of such event in accordance with Section 7(J) below;

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C. Maker shall fail to observe or perform, in any material respect, any material agreement or covenant in any Reference Agreement; provided that the agreements and covenants set forth in Sections 6.2 and 6.8 of the Subscription Agreement shall constitute material agreements and covenants for purposes of this clause (C);

D. Any representations or warranties of Maker in any of the Reference Agreements shall be found to be untrue or incorrect and the effect of which has a material adverse effect on the business or operations of Maker or impairs, in any material respect, the ability of Maker to repay this Note on the Maturity Date;

E. Pursuant to or within the meaning of the United States Bankruptcy Code or any other federal or state law relating to insolvency or relief of debtors (a “Bankruptcy Law”), Maker shall (i) commence a voluntary case or proceeding; (ii) consent to the entry of an order for relief against it in an involuntary case; (iii) consent to the appointment of a trustee, receiver, assignee, liquidator or similar official; (iv) make an assignment for the benefit of its creditors; or (v) admit in writing its inability to pay its debts as they become due;

F. A court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (i) is for relief against Maker in an involuntary case; (ii) appoints a trustee, receiver, assignee, liquidator or similar official for Maker or substantially all of Maker's properties; or (iii) orders the liquidation of Maker, and in each case the order or decree is not dismissed or stayed within 30 days;

G. The occurrence of any event of default under the Security Agreement securing this Note or any obligation secured thereby;

H. The occurrence of any “Event of Acceleration” under any promissory note issued by Maker and defined as a “2003 Senior Note” or a “2005 Senior Note” in the Security Agreement or the occurrence of any event of default under any other note issued or obligation for borrowed money with a principal amount in excess of $100,000 owed by Maker;

I. Any order, judgment or decree shall be entered against Maker decreeing the dissolution or split-up of Maker or any money judgment in excess of $500,000 (exclusive of amounts covered by insurance or subject to indemnification by a person capable of fulfilling its indemnification obligations, for which the insurer or person providing indemnity has acknowledged responsibility), and, in each case, the order, judgment or decree is not paid, dismissed or stayed within 30 days; or

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J. Maker shall fail to provide written notice to Holders of the occurrence of any event set forth in this Section 7 within 10 days of an officer of Maker having knowledge of the occurrence of such event.

provided that if it is possible for Maker to cure an “Event of Acceleration” that has occurred under clauses (C), (D), (G), or (H) of this Section 7, such occurrence shall not be deemed an "Event of Acceleration" unless such condition remains uncured as of the tenth (10th) day after the earlier of (x) written notice from any Holder (or the Collateral Agent) of the occurrence of such event or (y) Holder’s receipt of written notice from Maker of the occurence of such event in accordance with Section 7(J) above.  Upon the expiration of such ten (10) day period, the event that was the subject of the notice sent by any Holder (or the Collateral Agent) or pursuant to Section 7(J) shall constitute an "Event of Acceleration" without any action, demand or notice of the Holder.

8. Security. Payment of this Note shall be secured by a lien on substantially all of Maker’s assets in accordance with the Security Agreement executed as of the date hereof by Maker in favor of the Collateral Agent (as defined therein) for the benefit of the Holder and others as described therein. Maker, however, shall remain liable for payment of this Note, and assets of Maker, in addition to the collateral under the Security Agreement, may be applied to the satisfaction of Maker’s obligations hereunder. In the case of any Event of Acceleration, Holder, or the Collateral Agent on behalf of Holder, as applicable, shall have the rights set forth herein and as set forth in the Security Agreement, subject in all cases to the terms and provisions of the Collateral Agency and Intercreditor Agreement dated as of the date hereof by and among the Collateral Agent, Holder, and the other persons party thereto (the “Collateral Agency and Intercreditor Agreement”).

9. Optional Redemption. This Note may be redeemed by Maker at any time, in whole or in part, prior to the Maturity Date or, if Maker has elected to extend the term of this Note pursuant to Section 2 hereof, prior to the Extended Maturity Date, at a redemption price equal to one hundred percent (100%) of the principal amount of this Note plus accrued but unpaid interest thereon (the “Redemption Price”) until the Maturity Date or, if Maker has elected to extend the term of this Note pursuant to Section 2 hereof, the Extended Maturity Date.

10. Mandatory Redemption. Maker shall be obligated to redeem this Note at the Redemption Price within ten (10) days after the consummation of a Qualified Financing, a Sale of Maker or a Corporate Collaboration. For purposes hereof, (i) “Qualified Financing” shall mean the closing of an equity financing or series of equity financings by Maker resulting in aggregate gross cash proceeds (before commissions or other expenses) to Maker of at least $12,500,000; (ii) “Sale of Maker” shall mean a transaction (or series of related transactions) between the Company and one or more non-affiliates, pursuant to which such party or parties acquire (A) capital stock of Maker possessing the voting power to elect a majority of the board of directors of Maker (whether by merger, consolidation, sale or transfer of Maker’s capital stock or otherwise); or (B) all or substantially all of Maker’s assets determined on a consolidated basis; provided, however, that a transaction (or series of related transactions) pursuant to which the then-existing holders of Maker’s capital stock immediately prior to such transaction (or series of related transactions) continue to own, directly or indirectly, a majority of the outstanding shares of the capital stock of Maker or such other resulting, surviving or combined company resulting from such transaction (or series of related transactions) shall not be deemed to be a Sale of Maker; and (iii) “Corporate Collaboration” shall mean the closing by the Company of a transaction in which any rights to AzaSite are licensed to a third party.

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11. Transfer Restrictions. This Note is subject to transfer restrictions as set forth in the Subscription Agreement.

12. Collection. If action is instituted to collect this Note, Maker promises to pay all costs and expenses (including reasonable attorney fees) incurred in connection with such action.

13. Amendment; Waiver. Any modification, amendment or waiver of any term of this Note must be made in writing and signed by the Requisite Holders and Maker; provided that the Holders that do not consent to such modification, amendment or waiver shall receive treatment equivalent to that of the Requisite Holders; and any such modification, amendment or waiver shall be limited to its express terms.

A. No delay by Holder in acting with respect to the terms of this Note shall constitute a waiver of any breach, default, or failure of a condition under this Note.

B. Maker waives presentment, demand, notice of dishonor, notice of default or delinquency, notice of acceleration, notice of protest and nonpayment, notice of costs, expenses or losses and interest thereon, notice of interest on interest and diligence in taking any action to collect any sums owing under this Note or in proceeding against any of the rights or interests in or to properties securing payment of this Note.

14. Conflicting Agreements. In the event of any inconsistencies between the terms of this Note and the terms of the Collateral Agency and Intercreditor Agreement, the Collateral Agency and Intercreditor Agreement shall govern solely as to matter specifically addressed in the Collateral Agency and Intercreditor Agreement; provided that as to prinicipal and interest owing to the Holder and the occurrence of an Event of Acceleration, the Note shall govern in all events. In the event of any inconsistencies between the terms of this Note and the terms of any other document related to the loan evidenced by this Note (other than the Collateral Agency and Intercreditor Agreement), the terms of this Note shall prevail.

15. Construction; Section Headings. This Note is the result of negotiations among, and has been reviewed by Holder, Maker and their respective counsel. Accordingly, this Note shall be deemed to be the product of all parties hereto and no ambiguity shall be construed in favor of or against Holder or Maker. The headings of Sections in this Note are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Note unless otherwise specified. All words used in this Note will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the words “hereof and “hereunder” and similar references refer to this Note in its entirety and not to any specific section or subsection hereof, the words “including” or “includes” do limit the preceding words or terms and the word “or” is used in the inclusive sense.

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16. Notices. All notices and other communications provided for hereunder shall be in writing (including telefacsimile communication) and mailed, telecopied, or delivered as follows: if to Maker, at its address specified opposite its signature below; and if to Holder, at the address set forth in the first paragraph of this Note; or in each case at such other address as shall be designated by Holder or Maker. All such notices and communications shall, when mailed, telecopied or sent by overnight courier, be effective when deposited in the mails, delivered to the overnight courier, as the case may be, or sent by telecopier. Electronic mail may be used to distribute routine communications; provided that no signature with respect to any notice, request, agreement, waiver, amendment, or other documents may be sent by electronic mail.

17. Governing Law. This Note shall be construed in accordance with the laws of the State of New York (including without limitiation Section 5-1401 of the General Obligations Law of the State of New York) without resort to that State’s conflict-of-laws rules.

18. Severability. If any provision in this Note is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Note will remain in full force and effect. Any provision of this Note held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

19. Replacement of Note. Upon receipt by Maker of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Note, and (in case of loss, theft or destruction) of indemnity reasonably satisfactory to it, and upon reimbursement to maker of all reasonable expenses incidental thereto, and (if mutilated) upon surrender and cancellation of this Note, Maker shall make and deliver to the Holder a new note of like tenor in lieu of this Note. Any replacement note made and delivered in accordance with this Section 19 shall be dated as of the date hereof.

IN WITNESS WHEREOF, Maker has caused this Note to be executed and delivered by its duly authorized officer as of the day and year and at the place first above written.

INSITE VISION INCORPORATED

By:
Name: S. Kumar Chandrasekaran, Ph.D.
Title: Chief Executive Officer

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